Exhibit 99.1
FORM OF
INSTRUCTIONS FOR USE OF
MHI HOSPITALITY CORPORATION SUBSCRIPTION RIGHTS CERTIFICATES

PLEASE CONSULT THE ALTMAN GROUP OR YOUR BANK,
BROKER OR OTHER NOMINEE IF YOU HAVE ANY QUESTIONS.

The following instructions relate to the rights offering (the “Rights Offering”) by MHI Hospitality Corporation, a Maryland corporation (the “Company”), to the holders of its common stock, par value $0.01 per share (the “Common Stock”), as described in the prospectus dated ______ __, 2009 (the “Prospectus”). The record holders of the Company’s Common Stock, as of 5:00 p.m., New York time, on October 12, 2009 (the “Record Date”), are receiving one non-transferable subscription right (“Right”) for each share of Common Stock held by them.

In the Rights Offering, the Company is offering an aggregate of _____ shares of Common Stock.

Each Right will entitle the holder to purchase one share of Common Stock (the “Basic Subscription Privilege”), subject to reduction in the event Rights to purchase in excess of ____ shares are exercised. The subscription price (the “Subscription Price”) is $___ per share.  Each holder of Rights that exercises its Basic Subscription Privilege in full will be eligible to purchase any portion of the shares of Common Stock not purchased by other stockholders of the Company through the exercise of the holders' Basic Subscription Privilege at the same Subscription Price of $___ per share (the “Over-Subscription Privilege”), subject to reduction in the event Rights to purchase in excess of ____ shares are exercised. If the Basic Subscription Privilege requests or the Over-Subscription Privilege requests exceed the number of shares of Common Stock available for purchase in the rights offering, the Company will allocate the available shares of Common Stock pro rata among the stockholders that exercise such privilege in proportion to the number of shares of Common Stock owned by each such stockholder on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising such Basic Subscription Privilege or Over-Subscription Privilege, as the case may be.  If this pro rata allocation results in any stockholder receiving a greater number of shares of Common Stock than the stockholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such stockholder will be allocated only the number of shares for which the stockholder oversubscribed, and the remaining shares of Common Stock will be allocated among all other stockholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all shares of Common Stock have been allocated or all Over-Subscription requests have been satisfied.

Fractional Rights or cash in lieu of fractional rights will not be issued in the Rights Offering. No fractional shares of Common Stock will be issued upon exercise of the Rights and no cash in lieu thereof will be paid. Any fractional Rights resulting from the allocation process described above will be rounded to the nearest whole number.

Your Basic Subscription Privilege and Over-Subscription Privilege are subject to reduction by the Company to prevent any Rights holder from purchasing a number of shares of Common Stock that would cause such Rights holder to own 9.9% or more of the Common Stock, or that would cause the aggregate market value of the Common Stock issued pursuant to the Rights Offering to exceed the limitation set forth in General Instruction I.B.6 of Form S-3.

Nominee record holders of Common Stock that hold, on the Record Date, shares for the account of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date, provided nominee record holders identify the number of Rights they are exercising for each beneficial owner.

The Rights will expire if they are not exercised by 5:00 p.m., New York time, on  _____ __, 2009, unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”).

The number of Rights to which a holder is entitled is printed on the face of that holder’s Subscription Rights Certificate representing such Rights (each, a “Subscription Rights Certificate”). You should indicate your wishes with regard to the exercise of your Rights by completing the Subscription Rights Certificate and returning it to the Rights Agent in one of the envelopes provided.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE, TOGETHER WITH FULL PAYMENT OF THE SUBSCRIPTION PRICE, MUST BE RECEIVED BY THE RIGHTS AGENT ON OR PRIOR TO THE EXPIRATION DATE OF THIS RIGHTS OFFERING. IF YOU USE THE MAIL, WE RECOMMEND THAT YOU USE INSURED, REGISTERED MAIL, RETURN RECEIPT REQUESTED.  YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE.

1.       Exercise of Rights.

To exercise the Rights, please deliver your properly completed and executed Subscription Rights Certificate, together with payment in full of the Subscription Price for each share of Common Stock subscribed for, prior to the Expiration Date.

For record holders, payment of the Subscription Price must be made for the full number of shares of Common Stock being subscribed for by (i) certified bank check or bank draft payable to the Rights Agent, as subscription agent, f/b/o MHI Hospitality Corporation, or (ii) wire transfer of immediately available funds to an account maintained by the Rights Agent for the benefit of the Company. Personal checks are not accepted.  Please note that all exercises of the Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of the Rights. A holder should thus not exercise the Rights unless certain that it wishes to purchase additional shares of Common Stock at the Subscription Price of $___ per share.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Rights that may be exercised with the aggregate Subscription Price payment you delivered to the Rights Agent.

The Subscription Rights Certificate and payment of the Subscription Price must be delivered by mail or overnight courier to the Rights Agent at the following address:

If delivering by Hand:	By Overnight Courier or By Mail:
American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Attn: Reorganization Department	Operations Center
59 Maiden Lane	Attn: Reorganization Department
New York, New York 10038	6201 15th Avenue
Brooklyn, New York 11219

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

The telephone number for The Altman Group, the information agent, for inquiries, information or requests for additional documentation with respect to the Rights or the Rights Offering is (866) 796-3419.  Email inquiries can be sent to reorg@altmangroup.com.

2.       Termination of the Rights Offering.

The Company has the right to cancel or amend the Rights Offering for any reason prior to the Expiration Date.

3.       Delivery of Shares of Common Stock.

Shares of common stock purchased in the Rights Offering will be issued electronically through the Direct Registration System as soon as practicable after the Expiration Date to record holders who properly exercise their rights. Additionally, as soon as practicable after the Expiration Date, the Rights Agent will promptly deliver to each Rights holder at their address shown on the face of their Subscription Rights Certificate, unless instructed otherwise, any excess funds, without interest or deduction, received in payment of the Subscription Price.

4.       Sale or Transfer of Rights.

The Rights granted to you are nontransferable and, therefore, you may not sell, transfer, or assign your Rights to anyone.

5.       Delivery of New Subscription Rights Certificate.

If your Subscription Rights Certificate is lost or destroyed, you may contact the Rights Agent about a replacement. However, as a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you may not receive new Subscription Rights Certificate(s) in time to enable you to complete an exercise by the Expiration Date. Neither the Company nor the Rights Agent will be liable to any holder for any such delays.

6.       Execution.

(a) Execution by Registered Holder(s). The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. If the Subscription Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Rights Agent satisfactory evidence of their authority to so act.

(b) Execution by a Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the Company dispenses with proof of authority, in its sole and absolute discretion.

7.      Method Of Delivery.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Rights Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery prior to the Expiration Date. In the event that there is a conflict between these instructions and the Prospectus, the Prospectus controls